UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MediaMind Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2266402
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

135 West 18th Street, 5th Floor

New York, NY  10011

(646) 202-1320

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan

(Full title of the plan)

Sarit Firon

Chief Financial Officer

135 West 18th Street, 5th Floor

New York, NY  10011

646-202-1320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. O’Neill
Latham & Watkins LLP
555 11th Street NW
Washington, DC 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by MediaMind Technologies Inc., a Delaware corporation (the “Company”), removes from registration all shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, registered under the Registration Statement on Form S-8 (Registration Number 333-168875) filed by the Company on August 16, 2010 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, pertaining to the registration of 16,770,172 shares of Common Stock offered under the MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan (the “Plan”).

On June 15, 2011, the Company entered into an Agreement and Plan of Merger with DG FastChannel, Inc., a Delaware corporation (“Parent”), and DG Acquisition Corp. VII, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 9:59 a.m., Eastern Time, on July 26, 2011 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by the Company or by Parent, the Purchaser or any of their respective subsidiaries or by stockholders who properly exercise their appraisal rights in accordance with Delaware law) converted into the right to receive $22.00 in cash, without interest (the “Offer Price”).

Additionally, at the Effective Time, (i) each vested and exercisable option to purchase shares of Common Stock (an “Option”) was cancelled and terminated and converted at that time into the right to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the per share exercise price of the Option for each share subject to the Option, (ii) each Option that was outstanding and not then vested and exercisable that was held by a non-employee director of the Company was cancelled and terminated and converted at that time into the right to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the per share exercise price of such Option for each share subject to such Option, (iii) each Option that was outstanding and not then vested and exercisable, other than those held by a non-employee director of the Company, was converted into an option to purchase a certain number of common shares of Parent pursuant to an exchange ratio outlined in the merger agreement and (iv) each warrant to purchase shares of Common Stock that was issued, unexpired and unexercised immediately prior to the effective time of the Merger and not terminated pursuant to its terms in connection with the Merger was cancelled and converted at that time into the right to receive a payment in cash equal to the excess of the Offer Price over the per share exercise price previously subject to such warrant for each share previously subject to such warrant.

The Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of August, 2011.

MEDIAMIND TECHNOLOGIES INC.

Date: August 2, 2011	By:	/s/ Gal Trifon

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gal Trifon	Gal Trifon	August 2, 2011
Chief Executive Officer and President

/s/ Sarit Firon	Sarit Firon	August 2, 2011
Chief Financial Officer

/s/ Scott K. Ginsburg	Scott K. Ginsburg	August 2, 2011
Director

/s/ Omar A. Choucair	Omar A. Choucair	August 2, 2011
Director

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